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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


               VIRATA TO ACQUIRE INVERNESS SYSTEMS TO STRENGTHEN
                       SOFTWARE NETWORKING CAPABILITIES

     Inverness Systems' ATM, IP and MPLS Software Complements And Extends Virata's Broadband Semiconductors and Software for CPE and Access Devices

     SANTA CLARA, Calif., March 22, 2000 - Virata(R) Corporation [Nasdaq: VRTA] today announced that it has entered into a definitive agreement to acquire privately-held Inverness(TM) Systems, Ltd. in exchange for 850,000 shares of Virata common stock. The acquisition will give Virata access to Inverness Systems' ATM, IP and MPLS networking software; which is expected to expand Virata's IP routing capabilities and extend its leadership position as the only full solutions provider for broadband semiconductors and software.

     "We believe this acquisition will enable Virata to quickly bring to market next generation technologies such as voice over DSL, IP routing, and integrated access devices," said Charles Cotton, chief executive officer at Virata.
"Virata is the only company to deliver a complete and tightly integrated semiconductor and software solution, which enables us to consistently win top tier designs with leaders such as Ericsson, Netopia, Next Level, Orckit, Siemens, Westell and others. With the addition of the Inverness software suite, we intend to further extend this competitive lead and emerge as the leader and defacto standard for IP routing, broadband wireless and DSL applications."

     As the leading supplier of ATM, IP and MPLS networking software solutions, Inverness Systems is engaged with most of the leading networking and telecommunications companies today. The acquisition will enable Inverness to improve the support of its existing customer base and deliver a more completely integrated software and hardware solution.

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Virata to Acquire Inverness Systems          2-2-2-2


     Inverness currently has 30 employees and maintains offices in Kfar-Saba and Jerusalem, Israel as well as Marlborough, Massachusetts. Virata intends to continue operations in these offices to extend its worldwide sales, marketing and support infrastructure and expand engineering centers of excellence for software networking technologies.

     "The combination of Inverness software and Virata's integrated hardware/software solutions will be a powerful force in the rapidly expanding broadband and networking markets," said Jonathan Masel, president and founder of Inverness Systems. "The combination of Inverness and Virata's capabilities will deliver the most comprehensive software suite available, reducing customers' time to market and significantly lowering customers' cost of development."

About Inverness Systems

     Inverness Systems is an industry leading software company with expertise spanning many technologies, including ATM, Voice over ATM, xDSL, IP Routing, Multi-Protocol Label Switching (MPLS), Frame Relay and Network Simulation. The company's source code solutions and network simulation products are important components facilitating fast-to-market product development programs for advanced
communications products.   Inverness is a member of the ATM, DSL and MPLS
Forums. For more information, contact Inverness Systems, Inc., 65 Boston Post Road West, Suite 106, Marlborough, MA 01752; phone 508-786-1920; fax 508-786-1912; e-mail sales@invernessinc.com; or visit the company's Web Site at http://www.invernessinc.com.
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About Virata

     Santa Clara-based Virata Corporation provides communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line (DSL) technologies. These "integrated software on silicon" product solutions enable customers to develop a diverse range of DSL equipment

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Virata to Acquire Inverness Systems          3-3-3-3

including modems, gateways, routers, and IADs targeted at the voice and high-speed data network access, or broadband, market. Virata's products are designed to enable DSL equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and improvement.

     Virata is a principal member of the ATM and DSL Forums, and is a member of the ITU. A publicly traded company on the Nasdaq stock exchange, Virata was founded in 1993 and maintains operations in Santa Clara and Santa Barbara, California; Cambridge, U.K.; and Raleigh, North Carolina.

                                      ###

Virata is a registered trademark of Virata. Inverness is a trademark of Inverness Systems, Ltd. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.


Except for historical information relating to Virata contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially. Factors that might cause a difference include, but are not limited to, those relating to evolving industry standards, the pace of development and market acceptance of Virata's products and the DSL market generally, commercialization and technological delays or difficulties, the impact of competitive products and technologies, competitive pricing pressures, manufacturing risks, the possibility of our products infringing patents and other intellectual property of third parties, product defects, costs of product development and manufacturing and government regulation. Virata will not update these forward looking statements to reflect events or circumstances after the date hereof. More detailed information about potential factors that could affect Virata's financial results is included in the documents Virata files from time to time with the Securities and Exchange Commission.

Investor Contact:   Andy Vought, CFO
                    Virata
                    408-566-1003
                    Avought@virata.com

PR  Contact:        Kelly Morris
                    Virata
                    408-566-1026
                    kmorris@virata.com